FARO Announces Consolidation and Outsourcing of Manufacturing

LAKE MARY, FL, July 16, 2021 - FARO® Technologies, Inc. (Nasdaq: FARO), a global leader of 3D measurement, imaging, and realization solutions for the 3D Metrology, AEC (Architecture, Engineering & Construction), and Public Safety Analytics markets, today announced the signing of an agreement to outsource its manufacturing to Sanmina Corporation (Nasdaq: SANM), a US-based Fortune-500 Electronic Manufacturing Service (EMS) provider.

“As the next step in our business transformation, we plan to transition FARO production from our three manufacturing sites in Lake Mary, Florida, Exton, Pennsylvania and Stuttgart, Germany to Sanmina,” stated Michael Burger, President and Chief Executive Officer. “Following a rigorous selection process, we selected Sanmina as our partner based upon their proven ability to deliver quality products on required timelines. Together, we are confident in our ability to meet customer demand throughout the transition process.”

“While this decision is not easy as it directly affects FARO employees, once complete our new operational model greatly simplifies operations, reduces costs and allows our management team to focus on the development and sale of differentiated technology to customers in our target markets,” Burger continued.
The phased transition to a Sanmina production facility is expected to be completed over the next twelve months and result in approximately $12 million in annualized labor and material savings when complete. FARO believes the expected savings will have a negligible impact on 2021, followed by steady improvement through 2022, with the full benefit to be realized in the first quarter of 2023.

The Company expects to incur a cash charge of approximately $6 million in the second half of 2021, primarily consisting of cash severance and total pre-tax charges of $15 to $20 million through the first half of 2022 when including the impact of facility and other asset write-downs. With these charges, the Company expects it will fully realize the $75 to $85 million in restructuring charges announced in February 2020.

About FARO

For 40 years, FARO has provided industry-leading technology solutions that enable customers to measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision, and immediacy. For more information, visit www.faro.com.

Investor Contacts
FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s expectations regarding its consolidation and outsourcing of manufacturing operations, FARO’s ability to meet customer demand, FARO’s expectations regarding the planned transition to a Sanmina production facility, FARO’s expectations regarding Sanmina’s ability to deliver quality and cost on required deadlines, and FARO's strategic and restructuring plans and initiatives, including but not limited to the additional restructuring charges expected to be incurred in connection with our restructuring plan and the timing and amount of cost savings and other benefits expected to be realized from the restructuring plan and other strategic initiatives. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•the Company’s ability to realize the intended benefits of its undertaking to transition to a company that is reorganized around functions to improve the efficiency of its sales organization and to improve operational effectiveness;
•the Company’s inability to successfully execute its new strategic plan and restructuring plan, including but not limited to additional impairment charges and/or higher than expected severance costs and exit costs, and its inability to realize the expected benefits of such plans;
•the Company’s inability to realize the anticipated benefits of its partnership with Sanmina and to successfully transition its manufacturing operations to Sanmina’s production facility;
•development by others of new or improved products, processes or technologies that make the Company's products less competitive or obsolete;
•the Company's inability to maintain its technological advantage by developing new products and enhancing its existing products;
•declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;
•the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions;
•the impact of fluctuations in foreign exchange rates; and
•other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that was filed on February 17, 2021.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.